UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2014

MOMENTIVE SPECIALTY CHEMICALS INC.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

1-71	13-0511250
Commission File Number	(I.R.S. Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215-3799
(Address of Principal Executive Offices)	(Zip Code)

614-225-4000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 24, 2014, Momentive Specialty Chemicals Inc. (the “Company”) entered into the Second Amended and Restated Shared Services Agreement (the “Second A&R Shared Services Agreement”) with Momentive Performance Materials Inc. (“MPM”) and the other subsidiaries of MPM party thereto. The Second A&R Shared Services Agreement generally retains the pre-existing service provision and cost sharing constructs. However, senior executive services of the type performed by a chief executive officer, chief financial officer and/or general counsel (or their equivalents) are excluded from the services provided under the Second A&R Shared Services Agreement, as the Company (and MPM) will employ its own dedicated officers in such roles. In addition, the Second A&R Shared Services Agreement provides for a transition assistance period at the election of the recipient following termination of the Second A&R Shared Services Agreement of up to twelve months, subject to one successive renewal period of an additional 60 days. The Second A&R Shared Services Agreement also contains a termination assistance project plan that sets forth the process and milestones by which the service provider must prepare and execute a transition plan for the recipient in the event of a termination of the Second A&R Shared Services Agreement.

The foregoing summary is qualified in its entirety by reference to the Second A&R Shared Services Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Second Amended and Restated Shared Services Agreement, dated as of October 24, 2014, by and among Momentive Specialty Chemicals Inc., Momentive Performance Materials Inc. and the subsidiaries of Momentive Performance Materials Inc. party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTIVE SPECIALTY CHEMICALS INC.

Date: October 30, 2014	By:	/s/ William H. Carter
William H. Carter
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amended and Restated Shared Services Agreement, dated as of October 24, 2014, by and among Momentive Specialty Chemicals Inc., Momentive Performance Materials Inc. and the subsidiaries of Momentive Performance Materials Inc. party thereto.